Exhibit 23.3

The Directors Amarin Corporation Plc 7 Curzon Street London W1J 5HG	Matthew Shaxson mshaxson@klng.com
	Our ref	OEW/MPS/6002745.0080
	Direct tel	+44 (0)44 (0)20 7360 8139
	Direct fax	+44 (0)44 (0)20 7360 6326
Your ref
2 February 2006

Dear Sirs

AMARIN CORPORATION PLC (THE "COMPANY")

We hereby consent to the filing of this Opinion in its full form and the use of our name under the caption "Legal Matters" contained in the Prospectus which is included in the Registration Statement dated 2 February 2006 or in such other form as we may approve in writing .

In giving such consent, if and to the extent that this might otherwise apply in relation to the giving of an opinion governed by English law, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act or the Rules and Regulations thereunder.

Yours faithfully

Kirkpatrick & Lockhart Nicholson Graham LLP (registered in England)